EXHIBIT 5.1

[WSGR LETTERHEAD]

February 20, 2003

Monaco Coach Corporation

91320 Coburg Industrial Way

Coburg, OR 97408

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the registration statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 21, 2003 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an additional 600,000 shares of Common Stock reserved for issuance under the 1993 Incentive Stock Option Plan, as amended (the “Plan”).  As legal counsel for Monaco Coach Corporation, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the shares of Common Stock under the Plan.

It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the respective agreement which accompanies each grant under the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati